Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Company LLC:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the headings “Experts” and “Selected Financial Data” in the prospectus.

(signed) KPMG LLP

Dallas, Texas
April 10, 2015